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EXHIBIT 99.2

     (b)  Schedules

REPORT OF INDEPENDENT ACCOUNTANTS
ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of NetZero, Inc.

Our audits of the consolidated financial statements referred to in our report dated August 14, 2001 appearing in this Registration Statement on Form S-4 also included an audit of the financial statement schedule included on page II-4 of this Registration Statement on Form S-4. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Century City, California
August 14, 2001

II–3

NETZERO, INC.

Schedule II—Valuation and Qualifying Accounts

	Additions
Allowance for doubtful accounts	Balance at Beginning of Period	Charged to Costs and Expenses	Write-offs Net of Recoveries		Balance at End of Period
Year ended June 30, 2001	$1,651,000	$1,120,000	$2,417,000	(a)	$354,000
Year ended June 30, 2000	$160,000	$1,834,000	$343,000	(a)	$1,651,000
Year ended June 30, 1999	$—	$160,000	$—		$160,000
Valuation allowance for deferred tax assets
Year ended June 30, 2001	$38,043,000	$60,511,000	$—		$98,554,000
Year ended June 30, 2000	$5,993,000	$32,050,000	$—		$38,043,000
Year ended June 30, 1999	$10,000	$5,983,000	$—		$5,993,000

(a)
Represents specific accounts written off that were considered to be uncollectible.

II–4

QuickLinks

EXHIBIT 99.2
REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE
NETZERO, INC. Schedule II—Valuation and Qualifying Accounts